Exhibit 99.2

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces Special Dividend of $.22 Per Share

MURFREESBORO, Tenn.--(December 8, 2011) --  National Health Investors, Inc. (NYSE:NHI) announced today that it will pay a special dividend of $.22 per common share to shareholders of record on December 31, 2011 and payable on January 31, 2012.

“This special dividend is due in large part to the sale of marketable securities in 2011 resulting in gains to be distributed to our shareholders,” according to Justin Hutchens, CEO and President.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and hospitals based on acute and rehabilitative care. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.